Exhibit 23.(p)

Codes of Ethics

TRANSAMERICA INVESTORS, INC.

TRANSAMERICA INVESTMENT MANAGEMENT, LLC

TRANSAMERICA INVESTMENT SERVICES, INC.

CODE OF ETHICS

LAST REVISED DECEMBER 12, 2002

STATEMENT OF PURPOSE

This Code of Ethics (the “Code”) is developed for use by the following entities:

Transamerica Investors, Inc. The “Funds”

Transamerica Investment Management, LLC

Transamerica Investment Services, Inc.

Collectively, the “Advisers”

The Funds are investment companies registered under the Investment Company Act of 1940 (the “Company Act”). The Advisers provide investment advisory services to various clients and accounts, including the Funds. Persons covered by the Code owe an undivided duty of loyalty to the Funds and other Managed Accounts of the Advisers, and must therefore adhere to the highest ethical and professional standards of conduct. These standards, as contained in this Code, are based on the requirements of the Company Act, the Investment Advisers Act of 1940 (the “Advisers Act”), the Insider Trading and Securities Fraud Enforcement Act (“ITSFEA”), and the laws governing the management of investment accounts.

The Code is intended to comply with Rule 17j-1 under the Company Act, as amended, which requires the Funds to adopt a code of ethics containing provisions reasonably designed to prevent specified individuals from engaging in certain conduct. The Code is also intended to comply with the provisions of Rule 204-2 under the Advisers Act, which requires the Advisers to maintain records of securities transactions in which certain of its personnel have any Beneficial Ownership. This Code is not intended to address other standards of ethical conduct which may be addressed by Codes of Ethics of organizations comprised of professionals in a field, such as Chartered Financial Analysts. Where necessary, persons covered by this Code should consider requirements of such other guidelines in addition to the requirements of this Code.

Adherence to this Code is a fundamental condition of service with the Funds and the Advisers, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code. Only by careful adherence to the requirements and principles outlined in the Code can we protect and uphold the reputation of the Funds and the Advisers.

I. INTRODUCTION

A. Individuals and Entities Covered by the Code. All Access Persons 1 are subject to the provisions of this Code. (See Section I.D. for information regarding the application of the Code to Independent Fund Directors and Section I.E. for information regarding the application of the Code to Interested Directors).

B. Fiduciary Duty. The Code is based on the principle that Access Persons owe a fiduciary duty to the Transamerica Funds and other Managed Accounts and must avoid activities, interests and relationships that might interfere with making decision in the best interests of any of the Funds. As fiduciaries, Access Persons must at all times comply with the following principles:

1. The Managed Accounts Come First. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of the Managed Accounts. An Access Person may not induce or cause a Managed Account to take action, or not to take action, for the Access Person’s personal benefit, rather than for the benefit of the Managed Account. For example, an Access Person would violate this Code by causing a Managed Account to purchase a Security the Access Person owned for the purpose of increasing the price of that Security.

2. Avoid Taking Advantage. Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a Managed Account or a Fund Adviser could call into question the exercise of an Access Person’s independent judgment.

3. Comply With the Code. It is important that all Access Persons comply with the letter and the spirit of the Code, so as to avoid any conflict, or appearance of conflict. Doubtful situations should be resolved in favor of the Managed Accounts. Technical compliance with the Code’s procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties.

C. Avoiding Fraudulent Conduct. In keeping with the Fiduciary Duty requirement of this Code, it should be noted that engaging in fraudulent conduct in connection with the purchase or sale of a Security is prohibited. Fraudulent activity includes the following activities:

1. Employing any device, scheme or artifice to defraud any Managed Account.

2. Making to any Managed Account any untrue statement of material fact or omitting to state to such Managed Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

Capitalized words are defined in Section V (Definitions).

3. Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Managed Account.; or

4. Engaging in any manipulative practice with respect to any Managed Account.

D. Application of the Code to Independent Fund Directors. This Code applies to Independent Fund Directors and requires Independent Fund Directors to report certain Securities Transactions in which they have a Beneficial Interest to the Compliance Department in accordance with Section II.E.3. However, provisions of the Code requiring preclearance of trades (Section II.A.), prohibited transactions (Section II.C.), disclosure of personal holdings, transactions and accounts (Sections II.E.1, and 2), receipt of gifts (Section III.B.), corporate opportunities (Section III.C.), and restrictions on serving as a director of a publicly-traded company (Section III.E.) do not apply to Independent Fund Directors who are not also Access Persons.

E. Application of the Code to Interested Directors. This Code applies to Interested Directors and requires Interested Directors to disclose information regarding personal holdings, securities transactions, and accounts in accordance with Sections II.E.1, and 2. However, the provisions of the Code requiring preclearance of trades (Section II.D.), receipt of gifts (Section III.B.1), and restrictions on serving as a director of a publicly traded company (Section III.E.) do not apply to Interested Directors.

F. Communication With Directors. The Funds keep all Independent Fund Directors and Interested Directors informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, personnel associated with the Fund Advisers are encouraged to respond to inquiries from Directors, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. However, Fund Adviser personnel may not communicate specific trading information and/or advice on specific issues to the Independent Fund Directors and Interested Directors (who are not also Access Persons). Any pattern of repeated requests by such Independent Fund Directors and Interested Directors should be reported to the Chief Compliance Officer or Compliance Manager.

II. PERSONAL SECURITIES TRANSACTIONS

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Access Persons, become prohibited while the position remains open (e.g. – closing out short sales). Furthermore, if the Funds or the Advisers become active in a given security, some Access Persons may find themselves “frozen” in a position. Neither the Funds nor the Adviser will bear any losses in personal accounts resulting from the application of this Code.

A. Preclearance Requirements for Access Persons.

1. General Requirement. Except for the transactions specified in Section II.D.1, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be precleared with a Designated Compliance Representative.

2. Trade Authorization Request Forms. Prior to entering an order for a Securities Transaction that requires preclearance, the Access Person must complete a Trade Authorization Request form (Appendix 3) and submit the completed form to a Designated Compliance Representative. The form requires Access Persons to provide certain information and to make certain representations. Proposed Securities Transactions of a Designated Compliance Representative that require preclearance must be submitted to another Designated Compliance Representative. 3. Review of Form. After receiving a completed Trade Authorization Request form, a Designated Compliance Representative will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any Managed Account, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date that authorization was granted, must be reflected on the form. The Designated Compliance Representative should keep one copy of the completed form for the Compliance Department and provide one copy to the Access Person seeking authorization.

No order for a securities transaction for which preclearance authorization is required may be placed prior to the receipt of written authorization of the transaction by a Designated Compliance Representative. Verbal approvals are not permitted.

4. Length of Trade Authorization Approval. The authorization provided by a Designated Compliance Representative is effective until the earlier of (1) its revocation, (2) the close of business on the second trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Wednesday), or (3) the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, should be utilized with caution, as it will be necessary to repeat the preclearance process for transactions not executed within the authorization period.

5. No Explanation Required for Refusals. In some cases, a Designated Compliance Representative may refuse to authorize a Securities Transaction for a reason that is confidential. Designated Compliance Representatives are not required to give an explanation for refusing to authorize any Securities Transaction.

B. Additional Preclearance Requirements for Investment Personnel. In addition to the requirements noted in Section II.A., Investment Personnel are subject to the following requirement.

1. Presentation to Senior Investment Personnel. Prior to preclearance of any equity Securities Transaction, when such equity Security is not owned by any Managed Account, an Investment Person must first submit the equity Security as a potential investment to the Chief Executive Officer, Chief Investment Officer, or Head of Equity Securities of the Advisers. The CEO, CIO or Head of Equity Securities must make a determination that the equity Security is not an appropriate investment of any Managed Account before preclearance for such Security may be requested.

C. Prohibited Transactions.

1. Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

a. Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

b. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

c. Others. Any other transaction deemed by the Designated Compliance Representative to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

2. Generally Prohibited Securities Transactions. Unless exempted by Section II.D, the following Securities Transactions are prohibited and will not be authorized by a Designated Compliance Representative absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified. a. Initial Public Offerings (All Access Persons ). Any purchase of a Security in an initial public offering;

b. Three Business Day Blackout (all Access Persons). Any purchase or sale of a Security by an Access Person within three business days of a purchase or sale of the same Security (or Equivalent Security); or any purchase or sale on any day during which any Fund has a pending buy or sell order in the same Security (or Equivalent Security);

c. Seven-Day Blackout (Portfolio Managers only). Any purchase or sale of a Security by a Portfolio Manager within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account managed by that Portfolio Manager. For example, if a Managed Account trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest;

d. 60-Day Blackout (All Access Persons). (1) Purchase of a Security in which an Access Person thereby acquires a Beneficial Interest within 60 days of a sale of the Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, and (2) sale of a Security in which an Access Person has a Beneficial Interest within 60 days of a purchase of the Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest; unless the Access Person agrees to give up all profits on the transaction to a charitable organization specified in accordance with Section IV.B.1. Of course, Investment Personnel must place the interests of the Funds first; they may not avoid or delay purchasing or selling a security for a Fund in order to profit personally;

e. Short Sales. Any short sale of a Security when that Security is held long by any Managed Account.

f. Private Placements (Investment Personnel only). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. A Designated Compliance Representative will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security), the decision must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

D. Exemptions. Exemptions to certain technical aspects of the Code do not exempt any Access Person from his/her fiduciary duty to the Managed Accounts as set forth in Section I.B. For example, an Access Person would violate the Code by using an exemption to purchase a security in advance of a large order that the Access Person knew was being placed for a Managed Account.

1. Exemptions from Preclearance and Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section II.C.2:

a. Mutual Funds. Any purchase or sale of a Security issued by any registered open-end investment companies (including but not limited to the Transamerica Funds);

b. No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

c. Securities issued by AEGON, NV. Any purchase or sale of securities issued by AEGON, NV or its subsidiaries (including securities issued by Transamerica Corporation);

d. Municipal Fixed-Income Securities. Any purchase or sale of a municipal fixed-income security;

e. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

f. Systematic Investment Plans. Any acquisitions of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person;

g. Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.C. are not applicable to the sale of the underlying security;

h. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

i. Acquisition by Gift or Inheritance. The acquisition of securities by gift or inheritance is exempt from all trading restrictions ;

j. Government Securities. Any purchase or sale of direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof

k. Money Market Instruments. Any purchase or sale of money market instruments, such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper l. Miscellaneous. Other Securities as may from time to time be designated in writing by the Code of Ethics Committee on the ground that the risk of abuse is minimal or non-existent.

2. Exemption from Preclearance and Limited Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section II.C.2.b and c only:

a. De Minimis Transactions. The prohibitions in Section II.C.2.b and c are not applicable to the following transactions:

i. Equity Securities. Any equity Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, which meets the following criteria:

(i) The Security has a market capitalization in excess of $5 billion.

(ii) The Security Transaction involves 3000 shares or less in the aggregate;

(iii) The Security Transaction totals $250,000 or less in the aggregate

ii. Fixed-Income Securities. Any fixed income Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving $100,000 principal amount or less in the aggregate.

3. Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions that are set forth in Section II.C.2. They are not exempt from the preclearance requirements set forth in Section II.A:

a. Securities Held in Index-Managed Accounts. The prohibitions in Section II.C.2.b & c are not applicable to any Securities Transaction involving shares of a Security where the only Managed Account which maintains a position or is transacting in such Security is an account managed to match the composition of a broad-based, unmanaged index as closely as possible (e.g. – a Managed Account designed to hold securities in substantially the same proportion as the Standard & Poor’s 500 Index).

b. Options on Broad-Based Indices. The prohibitions in Section II.C.2 b, c, and d are not applicable to any Securities Transaction involving options on certain broad-based indices designated by the Compliance Department. The broadbased indices designated by the Compliance Department may be changed from time to time and presently consist of the S & P 500, the S & P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices. E. Reporting Requirements.

1. Initial and Periodic Disclosure of Personal Holdings by Access Persons. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis, an Access Person (including an Interested Director but not an Independent Fund Director) must acknowledge receipt and review of the Code and disclose all Securities in which such Access Person has a Beneficial Interest on the Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report (Appendix 2).

2. Transaction and Periodic Statement Reporting Requirements. An Access Person (including an Interested Director but not an Independent Fund Director) must arrange for the Compliance Department to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest. Attached as Appendix 6 is a form of letter that may be used to request such documents from such entities.

If an Access Person opens an account at a broker, dealer, bank, or mutual fund that has not previously been disclosed, the Access Person must immediately notify the Compliance Department in writing of the existence of the account and make arrangements to comply with the requirements set forth herein.

Access Persons may (but are not required to) report the opening of a new account by completing the New Account(s) Report that is attached as Appendix 8. If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person must immediately notify the Compliance Department.

3. Independent Fund Directors. Within ten (10) days of being designated an Independent Fund Director and thereafter on an annual basis, an Independent Fund Director must acknowledge receipt and review of the Code of Ethics on the Acknowledgement of Receipt of Code of Ethics (Appendix 5). Each Independent Fund Director must also report to the Compliance Department any Securities Transaction in which the Independent Fund Director has or acquires a Beneficial Interest if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her duty as a director of a Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction such Security (or an Equivalent Security) was or would be purchased or sold by the Fund, or such purchase or sale was or would be considered by the Fund.

4. Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

5. Availability of Reports. All information supplied pursuant to this Code may be available for inspection to the Board of Directors of each Fund Adviser employing the Access Person, the Board of Directors of each Transamerica Fund, the Chief Executive Officer and the Chief Investment Officer of Transamerica Investment Management, LLC, the Code of Ethics Committee, the Compliance Department, Designated Compliance Representatives, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities Exchange Commission, any state securities commission, and any attorney or agent of the foregoing or of the Transamerica Funds.

III. FIDUCIARY DUTIES

A. Confidentiality. Access Persons are prohibited from disclosing information relating to the investment intentions, activities or portfolios of the Managed Accounts, except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to all Investment Personnel.

1. Accepting Gifts. Access Persons and their Immediate Family are prohibited from receiving any gift of material value from any single Business Relationship. A gift will be considered material in value if it influences or give the appearance of influencing the recipient. In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Compliance Department. Occasionally, Transamerica personnel are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by Transamerica.

2. Solicitation of Gifts. Access Persons may not solicit gifts or gratuities.

3. Giving Gifts. Access Persons and members of their Immediate Family may not give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts, in excess of $250 per year to any Business Relationship.

4. Customary Business Amenities. Customary business amenities are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any questions of impropriety. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event. Customary business amenities which Access Persons and, if appropriate, your guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

C. Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Managed Account or Fund Adviser. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Fund Adviser for the relevant Managed Account.

D. Undue Influence. Access Persons may not cause or attempt to cause any Managed Account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for a Managed Account, and the Access person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for the Managed Account (or, if the Access Person in question is an Investment Person with authority to make investment decisions for the Managed Account, to the Compliance Department). The person to whom the Access Person reports the interest, in consultation with the Compliance Department, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

E. Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company (other than the Funds) absent prior written authorization by the Code of Ethics Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a Chinese Wall or other procedure, from those making investment decisions related to the issuer on whose board the Investment Person sits.

IV. COMPLIANCE WITH THE CODE OF ETHICS

A. Code of Ethics Committee

1. Membership, Voting and Quorum. The Code of Ethics Committee is comprised of the individuals identified in Appendix 1. The Committee shall vote by majority vote with two members servings as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee; provided, however, that at least one member of the Committee shall also be a member of the Compliance Department.

2. Investigating Violations of the Code. The Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Committee. The Code of Ethics Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of the relevant Transamerica Funds no less frequently than each quarterly meeting.

3. Annual Reports. The Code of Ethics Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report the Board of Directors of each Transamerica Fund:

a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b. Identifying any violation requiring significant remedial action during the past year; and

c. Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B. Remedies

1. Sanctions. If the Code of Ethics Committee determines that an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Code of Ethics Committee may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Committee and shall be forwarded to a charitable organization selected by the Code of Ethics Committee, unless otherwise prescribed by law. However, if disgorgement is required as a result of trades by a Portfolio Manager that conflicted with Managed Accounts managed by that Portfolio Manager, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Code of Ethics Committee shall determine in its sole discretion the provision that shall control.

2. Sole Authority. The Code of Ethics Committee has sole authority, subject to the review set forth in Section IV.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3. Review. Whenever the Code of Ethics Committee determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Boards of Directors of the applicable Transamerica Funds, information relating to the investigation of the violation, including any sanctions imposed. Such Boards shall have access to all information considered by the Code of Ethics Committee in relation to the case. The Code of Ethics Committee may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board of Directors.

C. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Code of Ethics Committee may grant exceptions to the requirements of the Code on a case by case basis if the Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

D. Modifications to the Code. The Code of Ethics Committee shall have the authority from time to time to make modifications to the Code as may be required given circumstances arising in daily business. On behalf of the Transamerica Funds, such changes will be subject to further ratification by the Funds’ Boards of Directors.

E. Inquiries Regarding the Code. The Compliance Department will answer any questions about this Code or any other compliance-related matters.

V. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means:

(1) every director or officer of a Transamerica Fund or a Fund Adviser;

(2) every employee of a Fund Adviser (or employee of a company in a control relationship with any of the foregoing), who in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Managed Account;

(3) every natural person in a control relationship with a Transamerica Fund or a Fund Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by such Fund;

(4) any director, officer or employee of Transamerica Investment Management or Transamerica Investment Services who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for any of the Transamerica Funds, or whose functions or duties as a part of the ordinary course of his or her business relate to the making of any recommendation to the such investment company concerning the purchase or sale of Securities; and

(5) such other persons as the Compliance Department shall designate. 15

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “Access Person” found in Rule 17j-1(e)(1) promulgated under the Investment Company Act of 1940, as amended.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in the following: (1) any Security owned individually by the Access Person; (2) any Security owned jointly by the Access Person with others (e.g. - joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and (3) any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if: a. the Security is held in an account over which the Access Person has decision making authority (e.g. - the Access Person acts as trustee, executor, or guardian); or b. the Security is held in an account for which the Access person acts as a broker or investment adviser representative. In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Compliance Department with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 7 (Certification of No Beneficial Interest) in connection with such requests. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Business Relationship” means any Managed Account, or any one person or entity that does or seeks to do business with or on behalf of Transamerica or any Managed Account.

“Code” means this Code of Ethics, as amended.

“Compliance Department” means the Compliance Department of Transamerica Investment Management, LLC.

“Designated Compliance Representative” means the Advisers’ Chief Compliance Officer and Compliance Manager, or such persons’ designee(s).

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Fund Adviser” means any entity that acts as a manager or adviser to a Transamerica Fund, including, but not limited to, Transamerica Investment Management, LLC, and Transamerica Investment Services, Inc.

“Immediate Family” of an Access Person means any of the following persons:

Child stepchild grandchild grandparent spouse sibling son-in-law daughter-in-law brother-in-law parent stepparent mother-in-law father-in-law sister-in-law. Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Independent Fund Director” means an independent director of a Transamerica Fund.

“Interested Director” means a director of a Transamerica Fund or Fund Adviser that is not independent but does not, in the ordinary course of his or her business, obtain information regarding the purchase or sale of Securities for any of the Transamerica Funds or perform any functions or duties that relate to the making of recommendation to any such Fund concerning the purchase or sale of securities.

“Investment Personnel” and “Investment Person” mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager’s decisions.

“Managed Account” means any Fund or Transamerica Fund, as well as the portfolios of other investment companies for which Transamerica acts as sub-adviser, and other non-Investment Company Act clients.

“Transamerica Fund” and “Fund” mean an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof, as the case may be)

that is sponsored by Transamerica, or any Fund of which Transamerica acts as Adviser, including, but not limited to, the funds listed in Appendix 1.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

STATE STREET MASTER FUNDS (the “Master Trust”)

STATE STREET INSTITUTIONAL INVESTMENT TRUST

(the “Trusts” and each a “Trust”)

Code of Ethics

I.	DEFINITIONS

1. “Access Person” shall have the same meaning as that set forth in Rule 17j-1(a)(1) of the Investment Company Act of 1940 Act, as amended (the “1940 Act”).

2. “Adviser” shall mean SSgA Funds Management, Inc.

3. “Adviser Access Person” shall mean a director, officer or advisory person, as defined in Rule 17j-1(a)(2), of the Adviser who, with respect to each Trust, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Trusts; or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by the Adviser to each Trust. For the purposes of this Code, an Adviser Access Person does not include any person who is subject to securities transaction reporting requirements of the Adviser’s Code of Ethics which contains provisions that are substantially similar, including reporting obligations, to those in this Code and which are in compliance with Rule 17j-1 of the 1940 Act.

4. “Adviser’s Code of Ethics” shall mean the Code of Ethics of SSgA Funds Management, Inc. with respect to personal securities transactions.

5. “Beneficial Ownership” shall be interpreted in the manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

6. A Security is being “considered for purchase or sale” by a Fund when a recommendation that such Fund purchase or sell the Security has been made by the Adviser or an Access Person of the Adviser or each Trust. “Code” shall mean this Code of Ethics.

7. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

8. “Compliance Officer” shall mean (i) with respect to the Adviser, a person designated by the Adviser to receive reports and take certain actions, as provided in the Adviser’s Code of Ethics, and (ii) with respect to the Trusts, a person designated by the Trusts to receive reports and take certain actions, as provided in this Code of Ethics.

9. “Fund” or “Funds” shall mean such portfolio or series of each Trust.

10. “Interested Person” shall have the meaning as considered in Section 2(a)(19) of the 1940 Act.

11. “Independent Trustee” shall mean any Trustee of the Trusts who is not an Interested Person of the respective Trust.

12. An “Initial Public Offering” means an offering registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

13. “Investment Company Access Person” shall mean a trustee, officer or advisory person, as defined in Rule 17j-1(a)(2), of the respective Trust other than an Independent Trustee or an Adviser Access Person.

14. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

15. “Purchase” or “sale” of a security includes, among other things, the writing of an option to purchase or sell a security.

16. “Security” shall have the same meanings as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include securities issued by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities which are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

17. “Trusts” means the State Street Master Funds and the State Street Institutional Investment Trust.

II.	CODE PROVISIONS APPLICABLE TO ALL ACCESS PERSONS

No Access Person of the Trusts, in connection with the purchase or sale, directly or indirectly, by such Access Person of a Security held or to be acquired by the Trusts, shall:

1. employ any device, scheme or artifice to defraud the Trusts;

2. make to the Trusts any untrue statement of a material fact or omit to state to the Trusts a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trusts; or

4. engage in any manipulative practice with respect to the Trusts.

III.	CODE PROVISIONS APPLICABLE ONLY TO ADVISER ACCESS PERSONS

This section shall only apply to Adviser Access Persons if the Adviser’s code is less restrictive than this Code.

1. Prohibited Purchases and Sales. No Investment Company Access Person shall purchase or sell, directly or indirectly, any Security in which such Investment Company Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to such Investment Company Access Person’s actual knowledge as the time of such purchase or sale:

(a) is being considered for purchase or sale by a Fund; or

(b) is being purchased or sold by a Fund.

2. Exempted Transactions. The prohibitions of Section III.1 of this Code shall not apply to:

(a) purchases or sales effected in any account over which the Investment Company Access Person has no direct or indirect influence or control;

(b) purchases or sales which are non-volitional on the part of the Investment Company Access Person;

(c) purchases or sales which are part of an automatic dividend reinvestment plan;

(d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(e) sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

(f) purchases or sales of variables and fixed insurance products and U.S. Internal Revenue Code Section 529 plans;

(g) general obligation municipal bonds, transactions in ESOPs, Share Builder and similar services, and exchange traded funds;

(h) securities received via a gift or inheritance;

(i) purchases or sales of direct obligations of the government of the United States or other sovereign government or supra-national agency, high quality short-term debt instruments; banker acceptances; certificates of deposit, commercial paper, repurchase agreements, and securities issued by open-end investment companies (e.g. mutual funds);

(j) purchases or sales other than those exempted in (a) through (i) above, (i) which will not cause the Investment Company Access Person to gain improperly a personal profit as a result of such Investment Company Access Person’s relationship with the Trusts, or (ii) which are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by a Fund, and in each case which are previously approved by the Compliance Officer of the Trusts, which approval shall be confirmed in writing.

3. Investments in IPOs and Limited Offerings. Adviser Access Persons must obtain approval from the Compliance Officer of the Trusts or the Adviser prior to directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In granting such approval, the Compliance

Officer shall consider, among other factors, whether the investment opportunity in question should be reserved for the Trusts and whether the opportunity is being offered to an individual by virtue of his position with the Trusts or the Adviser.

4. Reporting. Whether or not one of the exemptions listed in Section III.2 hereof applies, each Adviser Access Person shall file with the Compliance Officer of the Trusts:

(a) within 10 days of becoming an Adviser Access Person, a dated initial holdings report (see Exhibit B). Such report shall contain the title of, the number of shares of, and the principal amount of each security beneficially owned by the Adviser Access Person. Such report shall also list the name of any broker, dealer or bank with whom the Investment Company Access person maintained an account in which any securities were held for the direct or indirect benefit of the Adviser Access Person as of the date the person became an Adviser Access Person;

(b) an annual holdings (see Exhibit D) report which updates the information provided in the initial holdings report. Such report shall provide the information required in subparagraph (a) above, which information must be as of a date no more than 30 days prior to the date such report is submitted;

(c) an annual certification (see Exhibit A) certifying that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy procedures stated herein.

(d) a quarterly dated transaction written report (see Exhibit C) containing the information described below with respect to each transaction in any Security in which such Adviser Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership; provided, however, that such Adviser Access Person shall not be required to make a report with respect to any transaction effected for any account over which such Adviser Access Person does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Trusts for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Adviser Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) the price at which the transaction was effected; and

(iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

Any report concerning a purchase or sale prohibited under Section III.1 hereof with respect to which the Adviser Access Person relies upon one of the exemptions provided in Section III.2 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

5. Review. The Compliance Officer of the Trusts shall review or supervise the review of the personal securities transactions reported pursuant to Section III.4. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Trusts to determine whether a violation of this Code may have occurred. If the Compliance Officer of the Trusts determines that a violation may have occurred, the Compliance Officer of the Trusts shall submit the pertinent information regarding the transaction to the Trustees of the Trusts. The Trustees shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section III.2. Before making any determination that a violation has occurred, the Trustees shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Adviser Access Person whose transaction is in question.

6. Sanctions. If the Trustees of the Trusts determine that a material violation of this Code has occurred, the Trustees may take such action and impose such sanctions as said Trustees deem appropriate.

7. Exception to Reporting Requirements. No Adviser Access Person shall be required to comply with the provisions of Section III.4.(c) hereof if the report required thereunder would duplicate information contained in broker trade confirmations or account statements timely received by the Designated Person of the Trusts.

8. Preclearance. The following procedures shall govern all transactions in Securities in which an Adviser Access Person has or seeks to obtain any Beneficial Ownership (“Adviser Access Person Accounts”), except for those transactions effected pursuant to one of the exemptions described in Section III.2.

•	Transactions Subject to Preclearance

As described in the following sections, certain Adviser Access Person transactions in Securities are subject to preclearance and subsequent review by the Compliance Officer. A transaction for a Adviser Access Person Account may be disapproved if it is determined by the Compliance Officer that the Adviser Access Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Fund transaction, any of the above trading restrictions, or this Code.

The determination that a Adviser Access Person may unfairly benefit from, or that a Adviser Access Person transaction may conflict with, or appears to be in conflict with, a Client Transaction will be subjective and individualized, may include questions about timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions. It is possible that a disapproval of a transaction could be costly to a Adviser Access Person or an Adviser Access Person’s family; therefore, each Adviser Access Person should take great care to adhere to Fund’s trading restrictions and avoid conflicts or the appearance of conflicts.

Any disapproval of a Adviser Access Person transaction shall be in writing. An Adviser Access Person may appeal any such disapproval by written notice to the Compliance Officer within two business days after receipt of notice of disapproval.

•	Procedures for Preclearance

Transactions through Brokers or Banks. Transactions through brokers or banks are permitted only after the Adviser Access Person has: (x) provided written notice to the Compliance Officer prior to opening or placing an initial order in an account with such broker or bank, or, if an account(s) with such broker or bank was established prior to the implementation of this Code, has provided the Compliance Officer with written details about the account(s); (y) obtained the written clearance of the Compliance Officer prior to opening or placing initial orders in such account or, in the case of a pre-existing account, placing any further orders in such account; and (z) provided such broker or bank with a written notice of the Covered Person’s affiliation with the Trusts and requested that copies of trade confirmations and statements be sent to Trusts’ Compliance Officer. A copy of such written notice and request should also be provided to the Compliance Officer.

After an Adviser Access Person has obtained clearance to execute transactions through a broker or bank, the Adviser Access Person must submit a Covered Person Trade Preclearance Form (see Exhibit D) to the Compliance Officer prior to executing each transaction through the broker or bank. The Compliance Officer will notify a Adviser Access Person within two business days of any conflict and will advise whether the Adviser Access Person’s transaction has been cleared.

Other Transactions. All other Adviser Access Person transactions in Securities (e.g., participation in a privately-negotiated transaction), other than Exempt Transactions, must be cleared in writing by the Compliance Officer prior to the Adviser Access Person entering into the transaction. If an Adviser Access Person wishes to engage in such a transaction, he or she must submit a Adviser Access Person Trade Preclearance Form to the Compliance Officer. The Compliance Officer will notify a Covered Person within five business days of any conflict and will advise whether the Covered Person’s transaction has been cleared.

IV.	CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT TRUSTEES OF THE TRUSTS

1. Prohibited Purchases and Sales. No Independent Trustee of the Trusts shall purchase or sell, directly or indirectly, any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to such Independent Trustee’s actual knowledge at the time of such purchase or sale:

(a) is being considered for purchase or sale by a Fund; or

(b) is being purchased or sold by a Fund.

2. Exempted Transactions. The prohibitions of Section IV.1 of this Code shall not apply to:

(a) purchases or sales effected in any account over which the Independent Trustee has no direct or indirect influence or control;

(b) purchases or sales which are non-volitional on the part of the Independent Trustee;

(c) purchases or sales which are part of an automatic dividend reinvestment plan;

(d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(e) sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

(f) purchases or sales other than those exempted in (a) through (e) above, (i) which will not cause the Independent Trustee to gain improperly a personal profit as a result of such Independent Trustee’s relationship with the Trusts, or (ii) which are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by a Fund, and in each case which are previously approved by the Compliance Officer of the Trusts, which approval shall be confirmed in writing.

3. Reporting.

(a) An Independent Trustee of the Trusts who would be required to file with the Compliance Officer of the Trusts a dated written report (see Exhibit C) containing the information described in Section IV.3(b) of this Code with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, solely by reason of being a Trustees of the Trusts shall file such written report (see Exhibit C) only if such Independent Trustee, at the time the transaction was entered into, actually knew, or in the ordinary course of fulfilling official duties as a trustee of the Trusts should have known, that during the 15-day period immediately preceding or after the date of that transaction such Security was or is:

(i) to be purchased or sold by a Fund, or

(ii) being considered for purchase or sale by a Fund;

provided, however, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which such Independent Trustee does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Trusts for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Trustee that such Independent Trustee has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(b) Such report, if required as described in Section IV.3(a), shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) the price at which the transaction was effected; and

(iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

(c) Each Independent Trustee shall file with the Trusts’ Compliance Officer an annual certification (see Exhibit A) certifying that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy procedures stated herein.

Any report required to be filed with the Trusts’ Compliance Officer, as described in Section IV.3(a), concerning a purchase or sale prohibited under Section IV.1 hereof with respect to which the Independent Trustee relies upon one of the exemptions provided in Section IV.2 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

4. Review. The Compliance Officer of the Trusts shall review or supervise the review of the personal securities transactions reported pursuant to Section IV.3. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Trusts to determine whether a violation of this Code may have occurred. If the Compliance Officer of the Trusts determines that a violation may have occurred, the Compliance Officer of the Trusts shall submit the pertinent information regarding the transaction to the Trustees of the Trusts. The Trustees shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section IV.2. Before making any determination that a violation has occurred, the Trustees shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Trustee whose transaction is in question.

5. Sanctions. If the Trustees of the Trusts determine that a material violation of this Code has occurred, the Trustees may take such action and impose such sanctions as said Trustees deem appropriate.

V.	CODE PROVISIONS APPLICABLE ONLY TO INVESTMENT COMPANY ACCESS PERSONS

1. Prohibited Purchases and Sales. No Investment Company Access Person shall purchase or sell, directly or indirectly, any Security in which such Investment Company Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to such Investment Company Access Person’s actual knowledge as the time of such purchase or sale:

(a) is being considered for purchase or sale by a Fund; or

(b) is being purchased or sold by a Fund.

2. Exempted Transactions. The prohibitions of Section V.1 of this Code shall not apply to:

(a) purchases or sales effected in any account over which the Investment Company Access Person has no direct or indirect influence or control;

(b) purchases or sales which are non-volitional on the part of the Investment Company Access Person;

(c) purchases or sales which are part of an automatic dividend reinvestment plan;

(d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(e) sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

(f) purchases or sales other than those exempted in (a) through (e) above, (i) which will not cause the Investment Company Access Person to gain improperly a personal profit as a result of such Investment Company Access Person’s relationship with the Trusts, or (ii) which are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by a Fund, and in each case which are previously approved by the Compliance Officer of the Trusts, which approval shall be confirmed in writing.

3. Reporting. Whether or not one of the exemptions listed in Section V.2 hereof applies, each Investment Company Access Person shall file with the Compliance Officer of the Trusts:

(a) within 10 days of becoming an Investment Company Access Person, a dated initial holdings report (see Exhibit B). Such report shall contain the title of, the number of shares of, and the principal amount of each security beneficially owned by the Investment Company Access Person. Such report shall also list the name of any broker, dealer or bank with whom the Investment Company Access person maintained an account in which any securities were held for the direct or indirect benefit of the Investment Company Access Person as of the date the person became an Investment Company Access Person;

(e) an annual holdings (see Exhibit D) report which updates the information provided in the initial holdings report. Such report shall provide the information required in subparagraph (a) above, which information must be as of a date no more than 30 days prior to the date such report is submitted;

(f) an annual certification (see Exhibit A) certifying that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy procedures stated herein.

(g) a quarterly dated transaction written report (see Exhibit C) containing the information described below with respect to each transaction in any Security in which such Investment Company Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership; provided, however, that such Investment Company Access Person shall not be required to make a report with respect to any transaction effected for any account over which such Investment Company Access Person does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Trusts for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Investment Company Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) the price at which the transaction was effected; and

(iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

Any report concerning a purchase or sale prohibited under Section V.1 hereof with respect to which the Investment Company Access Person relies upon one of the exemptions provided in Section V.2 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

4. Review. The Compliance Officer of the Trusts shall review or supervise the review of the personal securities transactions reported pursuant to Section V.3. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Trusts to determine whether a violation of this Code may have occurred. If the Compliance Officer of the Trusts determines that a violation may have occurred, the Compliance Officer of the Trusts shall submit the pertinent information regarding the transaction to the Trustees of the Trusts. The Trustees shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section V.2. Before making any determination that a violation has occurred, the Trustees shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Investment Company Access Person whose transaction is in question.

5. Sanctions. If the Trustees of the Trusts determine that a material violation of this Code has occurred, the Trustees may take such action and impose such sanctions as said Trustees deem appropriate.

6. Exception to Reporting Requirements. No Investment Company Access Person shall be required to comply with the provisions of Section V.3.(c) hereof if the report required thereunder would duplicate information contained in broker trade confirmations or account statements timely received by the Designated Person of the Trusts.

VI.	MISCELLANEOUS PROVISIONS

1. Approval of Code. This Code shall be deemed to be each Trust’s Code of Ethics upon approval by the Trustees of the respective Trust, including a majority of the Independent Trustees.

2. Amendment or Revision of the Code. Any amendment to or revision of this Code of Ethics shall be promptly furnished to each Trust’s Trustees and any material amendment to or revision of this Code of Ethics must be approved by the Trustees, including a majority of the Independent Trustees, no later than six months after adoption of such amendment or revision.

3. Amendment or Revision of Adviser’s Code of Ethics. Any amendment or revision of the Adviser’s Code of Ethics shall be deemed to be an amendment or revision of Section III.1 of this Code, and such amendment or revision shall be promptly furnished to the Independent Trustees of the Trusts.

4. Annual Issues and Certification Report. At periodic intervals established by the Trustees of the Trusts, but no less frequently than annually, the Compliance Officer of the Trusts shall provide a written report to the Trustees of the Trusts regarding any issues which arose under this Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to any material violations. In addition, the Compliance Officer of the Trusts will provide to the Trustees of the Trusts in writing a certification that each Trust has adopted procedures reasonably necessary to prevent Investment Company Access Persons from violating this Code of Ethics.

5. Records. The Trusts shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission:

(a) A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c) A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which its is made, the first two years in an easily accessible place; and

(d) A list of persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

6. Confidentiality. All reports of securities transactions and any other information filed with the Trusts or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

7. Interpretation of Provisions. The Trustees of the Trusts may from time to time adopt such interpretation of this Code as they deem appropriate.

8. Effect of Violation of this Code. In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule. In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.

9. Conflicts with other Codes of Ethics. To the extent this Code conflicts with any code of ethics or other code or policy to which Investment Company Access Persons, Investment Personnel or Adviser Access Person is also subject, this Code shall control; except that if the other code of ethics is more restrictive than this Code, such other code of ethics shall control.

10. Adviser Reporting. At periodic intervals established by the Trustees of the Trusts, but no less frequently than annually, the Compliance Officer of the Adviser shall report to the Board of Trustees of the Trusts all material violations by Adviser Access Persons of the Adviser’s Code of Ethics during such period and the corrective action taken by the Adviser.

Adopted:  May 17, 2000

Amended: November 20, 2003

EXHIBIT A

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Codes of Ethics of State Street Master Funds and State Street Institutional Investment Trust (the “Trusts”), dated May 17, 2000, as amended November 20, 2003, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Codes of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Codes of Ethics.

Please sign your name here:

Please print your name here:

Please date here:

Please sign two copies of this Certification Form, return one copy to the Compliance Officer of the Trusts and retain the other copy, together with a copy of the Codes of Ethics, for your records.

EXHIBIT B

State Street Master Funds

State Street Institutional Investment Trust

(the “Trusts”)

INITIAL SECURITIES HOLDINGS REPORT

To the Compliance Officer:

As of the date set forth below, I have direct or indirect beneficial ownership in the following securities, which are required to be reported pursuant to the Trusts’ Codes of Ethics:

NONE

or:

Security	No. of Shares or Principal Amount	Dollar Amount of Holdings	Broker/ Dealer or Bank Through Whom Held

This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

EXHIBIT C

State Street Master Funds

State Street Institutional Investment Trust

(the “Trusts”)

SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended

To the Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Trusts’ Codes of Ethics:

NONE

or:

Security	Date of Transaction	No. of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

I certify that I did not have access to current information regarding the Trusts’ trades during this reporting period.

Date: _____________________	Signature:

EXHIBIT D

State Street Master Funds

State Street Institutional Investment Trust

ANNUAL REPORT OF SECURITIES HOLDINGS & ACCOUNTS

As of December 31

Title, No. of shares & principal amount of security[1]	Name of broker-dealer or bank	Check type of account
		Personal	Immediate family fiduciary

Check one:

☐	The above record is of every security in which I have direct or indirect ownership and every investment account that I beneficially hold at a bank, broker or similar institution, as of the date listed above.

☐	In lieu of listing my securities and accounts above, I have provided copies of trade confirmations and/or brokerage account statements covering all of my securities holdings and accounts.

This report is not an admission that I have any direct or indirect beneficial ownership in the securities listed above.

[1]	As used in this report, the term “security” means all securities except: (i) securities issued by the government of the United States, (ii) bankers’ acceptances, (iii) certificates of deposit, (iv) commercial paper and (v) shares of registered open-end investment companies.

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